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                                                              Exhibit 11.1


                       IWL Communications, Incorporated
               Computation of Earnings (Loss) Per Common Share
                   (In thousands, except per share amounts)
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                                    Six months ended        Three months ended
                                        June 30,                 June 30,
                                    ----------------        ------------------
Numerator:                         1997         1998         1997        1998
                                   ----         ----        ------      ------
Net income (loss)                 $  429         217        $  201       (175)
                                  ------       -----        ------      ------
Denominator:

Denominator for basic earnings
 (loss) per share - weighted
 average shares outstanding        2,372       3,926         2,515      3,939

Effect of dilutive securities:
 Employee stock options               63         299            62          0
                                  ------       -----        ------      ------
                                   2,435       4,225         2,577      3,939
                                  ------       -----        ------      ------
                                  ------       -----        ------      ------
Basic earnings (loss) per share      .18         .06           .08       (.04)
                                  ------       -----        ------      ------
                                  ------       -----        ------      ------
Diluted earnings (loss) per share    .18         .05           .08       (.04)
                                  ------       -----        ------      ------
                                  ------       -----        ------      ------
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